Exhibit 99.1

IFMI REPORTS FIRST QUARTER 2016 FINANCIAL RESULTS

First Quarter Operating Income of $1.3 million

First Quarter Net Income of $0.3 million or $0.01 per Diluted Share

Board Declares Dividend of $0.02 per Share

Philadelphia and New York, May 3, 2016 — Institutional Financial Markets, Inc. (NYSE MKT: IFMI), a financial services firm specializing in fixed income markets, today reported financial results for its first quarter ended March 31, 2016.

•                  Operating income was $1.3 million for the three months ended March 31, 2016, compared to operating loss of $3.0 million for the three months ended December 31, 2015, and operating income of $0.3 million for the three months ended March 31, 2015.

•                  Net income was $0.3 million, or $0.01 per diluted share, for the three months ended March 31, 2016, compared to net loss of $3.8 million, or $0.19 per diluted share, for the three months ended December 31, 2015, and net loss of $0.8 million, or $0.04 per diluted share, for the three months ended March 31, 2015.

•                  Revenue was $13.7 million for the three months ended March 31, 2016, compared to $9.4 million for the three months ended December 31, 2015, and $12.8 million for the three months ended March 31, 2015.

•                  Total operating expenses were $12.5 million for the quarter ended March 31, 2016, compared to $12.4 million for the quarter ended December 31, 2015, and $12.5 million for the quarter ended March 31, 2015.

•                  Compensation as a percentage of revenue was 62% for the three months ended March 31, 2016, compared to 77% for the three months ended December 31, 2015, and 59% for the three months ended March 31, 2015. The number of IFMI employees was 86 as of March 31, 2016, compared to 87 as of December 31, 2015, and 104 as of March 31, 2015.

•                  Non-compensation operating costs, excluding depreciation and amortization, were $3.8 million for the three months ended March 31, 2016, compared to $5.0 million for the three months ended December 31, 2015, and $4.7 million for the three months ended March 31, 2015.

Lester Brafman, Chief Executive Officer of IFMI, said, “We are pleased with the performance of our US Capital Markets business in the first quarter, and remain focused on the execution of our strategic initiatives, including growing our mortgage and SBA groups. Looking ahead, our focus will be on adding revenue and growing businesses where our clients’ needs are no longer addressed by larger financial institutions.”

Stock Repurchases

On March 21, 2016, pursuant to IFMI’s previously announced repurchase program, IFMI (i) repurchased 650,000 shares of its common stock from an unrelated third-party in a privately negotiated transaction for an aggregate purchase price of $0.8 million, which represented a per share price of $1.25, and (ii) repurchased an aggregate of 1,044,000 shares of its common stock from an investment manager representing certain stockholders that are unrelated to IFMI in a separate privately negotiated transaction for an aggregate purchase price of $1.3 million, which represented a per share price of $1.25.  IFMI repurchased all of these shares of its common stock using cash on hand.

In addition, IFMI entered a letter agreement with Sandler O’Neill & Partners, L.P., pursuant to which Sandler O’Neill & Partners, L.P. has agreed to use its commercially reasonable efforts to purchase, on IFMI’s behalf, up to $1.0 million of the shares of IFMI’s common stock on any day that the NYSE MKT is open for business. This agreement was designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. Purchases made under this agreement commenced on March 17, 2016, and will end no later than December 15, 2016. During the first quarter of 2016, IFMI repurchased 65,680 shares of its common stock through open market purchases, both under this agreement and before this agreement was in effect, for an aggregate purchase price of $58,518, which represented a per share price of $0.89.

Total Equity and Dividend Declaration

•                  At March 31, 2016, total equity was $44.4 million, as compared to $46.2 million as of December 31, 2015.

•                  The Company’s Board of Directors has declared a dividend of $0.02 per share. The dividend will be payable on June 3, 2016, to stockholders of record on May 20, 2016.

Sale of European Operations — Update

As previously announced, the Company has entered into a definitive agreement to sell its European operations to C&Co Europe Acquisition LLC (the “Buyer”), an entity controlled by Daniel G. Cohen, president and chief executive of IFMI’s European operations and vice chairman of IFMI’s board of directors. The sale includes all of the issued and outstanding shares of Cohen and Company Financial Limited (formerly known as EuroDekania Management Limited) and Cohen & Compagnie, SAS for an aggregate price of approximately $8.7 million, subject to adjustment.

The agreement provides that either party may terminate the agreement after December 31, 2015.  On February 18, 2016, the Buyer provided notice to the Company that it continues to evaluate the transaction. Currently, neither party has terminated the agreement, and the Company continues to evaluate its options with regard to the transaction.

Conference Call

Management will hold a conference call this morning at 10:00 a.m. Eastern Time to discuss these results. The conference call will also be available via webcast. Interested parties can access the webcast by clicking the webcast link on the Company’s website at www.IFMI.com. Those wishing to listen to the conference call with operator assistance can dial (877) 686-9573 (domestic) or (706) 643-6983 (international), participant pass code 2211221, or request the IFMI earnings call.  A replay of the call will be available for two weeks following the call by dialing (800) 585-8367 (domestic) or (404) 537-3406 (international), participant pass code 2211221.

About IFMI

IFMI is a financial services company specializing in fixed income markets. IFMI was founded in 1999 as an investment firm focused on small-cap banking institutions, but has grown to provide an expanding range of capital markets and asset management services. IFMI’s operating segments are Capital Markets, Principal Investing, and Asset Management. The Capital Markets segment consists of fixed income sales, trading, and financing as well as new issue placements in corporate and securitized products, and advisory services, operating primarily through IFMI’s subsidiaries, J.V.B. Financial Group, LLC in the United States and Cohen & Company Financial Limited in Europe. The Principal Investing segment has historically been comprised of investments in IFMI sponsored investment vehicles, but has changed to include investments in certain non-sponsored vehicles. The Asset Management segment manages assets through collateralized debt obligations, permanent capital vehicles, and managed accounts. As of March 31, 2016, IFMI managed approximately $3.9 billion in fixed income assets in a variety of asset classes including US trust preferred securities, European hybrid capital securities, and mortgage- and asset-backed securities. As of March 31, 2016, almost all of IFMI’s assets under management, or 95.6%, were in collateralized debt obligations that IFMI manages, which were all securitized prior to 2008. For more information, please visit www.IFMI.com.

Forward-looking Statements

This communication contains certain statements, estimates, and forecasts with respect to future performance and events. These statements, estimates, and forecasts are “forward-looking statements.” In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,”  “ might,”  “will,”  “should,” “expect,” “plan,”  “anticipate,”  “believe,”  “estimate,” “predict,” “potential,” “seek,” or “continue” or the negatives thereof or variations thereon or similar terminology. All statements other than statements of historical fact included in this communication are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties, and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied in the forward-looking statements including, but not limited to, those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” in our filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at www.sec.gov and our website at www.IFMI.com/sec-filings. Such risk factors include the following: (a) a decline in general economic conditions or the global financial markets, (b) losses caused by financial or other problems experienced by third parties, (c) losses due to unidentified or unanticipated risks, (d) a lack of liquidity, i.e., ready access to funds for use in our businesses, (e) the ability to attract and retain personnel, (f) litigation and regulatory issues, (g) competitive pressure, (h) an inability to generate incremental income from acquired businesses, (i) unanticipated market closures due to inclement weather or other disasters, (j) losses (whether realized or unrealized) on our principal investments, including on our CLO investments, (k) an inability to achieve projected integration synergies, and (l) an inability to close or further delays in the closing of the sale of our European operations. As a result, there can be no assurance that the forward-looking statements included in this communication will prove to be accurate or correct. In light of these risks, uncertainties, and assumptions, the future performance or events described in the forward-looking statements in this communication might not occur. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and we do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Cautionary Note Regarding Quarterly Financial Results

General

Due to the nature of our business, our revenue and operating results may fluctuate materially from quarter to quarter.  Accordingly, revenue and net income in any particular quarter may not be indicative of future results. Further, our employee compensation arrangements are in large part incentive-based and, therefore, will fluctuate with revenue. The amount of compensation expense recognized in any one quarter may not be indicative of such expense in future periods.  As a result, we suggest that annual results may be the most meaningful gauge for investors in evaluating our business performance.

INSTITUTIONAL FINANCIAL MARKETS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Three Months Ended
	3/31/16	12/31/15	3/31/15
Revenues
Net trading	$10,202	$8,680	$7,271
Asset management	2,312	2,792	2,298
New issue and advisory	381	1,102	1,498
Principal transactions	126	(1,802)	399
Other revenue	714	(1,388)	1,328
Total revenues	13,735	9,384	12,794

Operating expenses

Compensation and benefits	8,540	7,245	7,588
Business development, occupancy, equipment	664	845	818
Subscriptions, clearing, and execution	1,522	2,032	1,848
Professional services and other operating	1,663	2,151	2,025
Depreciation and amortization	82	122	234
Total operating expenses	12,471	12,395	12,513

Operating income (loss)	1,264	(3,011)	281

Non-operating income (expense)
Interest expense	(990)	(971)	(976)
Income (loss) before income taxes	274	(3,982)	(695)
Income tax expense (benefit)	10	(182)	61
Net income (loss)	264	(3,800)	(756)
Less: Net income (loss) attributable to the noncontrolling interest	65	(1,157)	(198)
Net income (loss) attributable to IFMI	$199	$(2,643)	$(558)
Earnings per share
Basic
Net income (loss) attributable to IFMI	$199	$(2,643)	$(558)
Basic shares outstanding	13,272	13,555	15,149
Net income (loss) attributable to IFMI per share	$0.01	$(0.19)	$(0.04)

Fully Diluted
Net income (loss) attributable to IFMI	$199	$(2,643)	$(558)
Net income (loss) attributable to the noncontrolling interest	65	(1,157)	(198)
Adjustment (1)	10	120	2
Enterprise net income (loss)	$274	$(3,680)	$(754)
Basic shares outstanding	13,272	13,555	15,149
Unrestricted Operating LLC membership units exchangeable into IFMI shares	5,324	5,324	5,324
Additional dilutive shares	81	—	—
Fully diluted shares outstanding	18,677	18,879	20,473
Fully diluted net income (loss) per share	$0.01	$(0.19)	$(0.04)

(1) An adjustment is included for the following reasons: (a) if the non-controlling interest membership units had been converted at the beginning of the period, the Company would have incurred a higher income tax expense or realized a higher income tax benefit, as applicable; and (b) to adjust the non-controlling interest amount to be consistent with the weighted average share calculation.

INSTITUTIONAL FINANCIAL MARKETS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2016
	(unaudited)	December 31, 2015
Assets
Cash and cash equivalents	$5,615	$14,115
Receivables from brokers, dealers, and clearing agencies	69,181	39,812
Due from related parties	40	77
Other receivables	3,544	4,079
Investments - trading	118,282	94,741
Other investments, at fair value	13,746	14,880
Receivables under resale agreements	175,516	128,011
Goodwill	7,992	7,992
Other assets	4,579	4,708
Total assets	$398,495	$308,415

Liabilities
Payables to brokers, dealer, and clearing agencies	$63,865	$55,779
Due to related parties	50	50
Accounts payable and other liabilities	3,918	3,362
Accrued compensation	2,427	3,612
Trading securities sold, not yet purchased	75,473	39,184
Securities sold under agreements to repurchase	175,754	127,913
Deferred income taxes	3,797	3,804
Debt	28,796	28,535
Total liabilities	354,080	262,239

Equity
Voting nonconvertible preferred stock	5	5
Common stock	12	13
Additional paid-in capital	69,220	71,570
Accumulated other comprehensive loss	(910)	(939)
Accumulated deficit	(30,934)	(30,889)
Total stockholders’ equity	37,393	39,760
Noncontrolling interest	7,022	6,416
Total equity	44,415	46,176
Total liabilities and equity	$398,495	$308,415

Contact:

Investors:	Media:

Institutional Financial Markets, Inc.	Joele Frank, Wilkinson Brimmer Katcher
Joseph W. Pooler, Jr., 215-701-8952	James Golden and Joe Berg, 212-355-4449
Executive Vice President and	jgolden@joelefrank.com or jberg@joelefrank.com
Chief Financial Officer
investorrelations@ifmi.com